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                                                                      EXHIBIT 99




                          EMPLOYEE'S STOCK OPTION PLAN
                                 (NON-QUALIFIED)

The following sets out the provisions of the new plan as adopted by the Bank's Board of Directors:

        1. PURPOSE. The purpose of the Plan is to advance the interests of Triad Bank (the "Bank") and its shareholders by providing a means by which the Bank will be able to attract and retain competent key employees (including officers and directors who are employees) and provide such personnel with an opportunity to participate in the increased value of the Bank which their effort, initiative, and skill have helped produce.

        2. SHARES COVERED BY PLAN. The number of shares of stock which may be issued pursuant to options granted under the Plan will not exceed 145,000 shares of the Bank's common stock (par value $2.50 per share), whether authorized and unissued or whether issued and thereafter acquired by the Bank. If any options granted under the Plan shall, for any reason other than the call of stock appreciation rights, terminate or expire without having been exercised in full, the stock not purchased under such options shall be available again for the purposes of the Plan.

        3.           ADMINISTRATION.

                    (a) COMMITTEE. The Plan shall be administered by a Stock Option Committee of Directors of the Bank ("Committee") to be appointed from time to time by the Bank's Board of Directors and to consist of not less than three members of the Board. Members of the Committee shall not be eligible to participate in the Plan while serving on the Committee. No member of the Committee shall be liable for any action or determination in respect thereto, if made in good faith.

                    (b) GRANTS. The Committee, with the advice of the Bank's Chief Executive Officer, shall make recommendations to the Board of Directors regarding options to be granted under the Plan. Subject to the terms of the Plan, the Board shall have full and final authority to determine the persons who are to be granted options under the Plan and the number of shares subject to each option, the option price, the form, terms and conditions of the options, whether stock appreciation rights shall be issued in conjunction with such options, and the time or times which each option becomes exercisable and the duration of the exercise period, and to make such other determinations as may be appropriate or necessary for the administration of the Plan. No person shall receive options under this Plan on more than 30,000 shares.

                    (c) DECISIONS. The Committee shall select one of its members as the Chairman, and shall hold its meetings at such times and places as it shall deem advisable. At least one half of its members shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members who are present. Any recommendation reduced to writing and signed by a majority of all the members shall be fully as effective as if made


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a majority vote at a meeting duly called and held. The Committee may appoint a
Secretary, shall keep minutes of its meetings, and may make such rules and regulations for the conduct of its business and for the carrying out of the Plan as it shall deem appropriate.

                    (d) INTERPRETATION. The interpretation and construction by the Board of any provisions of the Plan and of the options granted thereunder shall be final and conclusive on all persons having any interest thereunder.

                    (e) ELIGIBLE PARTICIPANTS. Officers and key employees of the Bank or a subsidiary shall be eligible to participate in the Plan. Non-employee directors shall not be eligible.

        4. OPTION PRICE. The purchase price under each option shall not be less than the fair market value of the stock at the time of the grant of the option, said fair market value to be determined in good faith at the time of grant of such option by decision of the Committee.

        5. TERMS OF OPTION. No option shall be granted for a term in excess of five years from the date it is granted.

        6.           STOCK APPRECIATION RIGHTS.

                    (a) GRANT. In connection with an option right granted under this Plan, stock appreciation rights may also be granted upon such terms and conditions as the Board may prescribe. "Stock appreciation right" as used in this Plan means a right to receive the excess, if any, of the fair market value of a share of the Bank's common stock on the date on which an appreciation right is exercised over the option price provided for in the related option right and is issued in consideration of services performed for the Bank for its benefits by the optionee.

                    (b)          EXPIRATION OR TERMINATION OF STOCK
APPRECIATION RIGHTS.

                                (1) Each stock appreciation right and all rights
and obligations thereunder shall expire on a date to be determined by the Board, such date, however, in no event to be later than five years from the date on which the related option right was granted.

                                (2) A stock appreciation right shall terminate
and may no longer be exercised upon the termination of the related option right.

        7. LIMITATION ON TRANSFER OF OPTIONS. The option (including any stock appreciation right pertaining thereto) shall not be transferable except by will or by the laws of descent and distribution, and, during the lifetime of the person to whom the option is granted, only he or his guardian may exercise it.

        8. EXERCISE OF OPTION. Each exercise of an option granted hereunder, including the call of a stock appreciation right, whether in whole or in part, shall be by written notice to the



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President of the Bank designating the number of shares for which the option is exercised, and, where stock is to be purchased pursuant to such exercise, shall be accompanied by payment in full for the number of shares so designated.

        9. TERMINATION OF OPTION. An option shall terminate and no rights thereunder may be exercised if the person to whom it is granted ceased to be employed whether by the Bank or by a subsidiary except that:

                    (a) EMPLOYMENT. If his employment is terminated by the Bank, he may at any time within not more than three months after termination of his employment, exercise his option rights but only to the extent that they are exercisable by him on the date of termination of his employment; provided, however that if his employment is terminated by the employee, or by the Bank for deliberate, willful or gross misconduct as determined by the Board, all rights, under this option shall terminate and expire upon termination; or

                    (b) DEATH. If he dies while in the employ of the Bank, or within not more than three months after the termination of his employment by the Bank without cause, his option rights may be exercised at any time within six months following his death by the person or persons to whom his rights under the option shall pass by will or by the laws of descent and distribution. Such option rights may be exercised or called only to the extent exercisable or callable on the date of termination or employment; provided further, however, that in no event may any option rights be exercised by anyone after the expiration of the term of the option.

        10.          LIMITATIONS ON EXERCISE OF OPTION RIGHTS.

                    (a) INSTALLMENTS. Options may be exercisable in whole or in installments, as determined by the Board at the time the option is granted.

                    (b) MINIMUM NUMBER OF SHARES. The minimum number of shares with respect to which option rights may be exercised in part at any time shall be determined by the Board at the time the option is granted.

        11. AMENDMENT, MODIFICATION AND TERMINATION OF PLAN. The Board of Directors may terminate, amend or modify the Plan, at any time; provided, however, that no such action of the Board of Directors, without approval of the shareholders, may (a) increase the total number of shares of stock for which options may be granted under the plan; (b) permit the granting of options to anyone other than employees of the Bank or its subsidiaries; (c) decrease the minimum option price; (d) increase the maximum option periods; (e) increase the annual maximum per optionee; (f) withdraw the administration of the plan from the Stock Option Committee; or (g) permit any person while a member of the Committee to be eligible to receive or hold an option under the plan. No amendment, modification or termination of the plan shall in any manner affect any option



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theretofore granted to an optionee under the plan without the consent of the optionee.

        Unless this plan shall have been previously terminated by the Board of Directors, this Plan shall terminate on the date ten years next subsequent to the date this Plan is approved by the Bank's shareholders, except as to stock options and stock appreciation rights theretofore granted and outstanding under the Plan at the date, and no stock options or stock appreciation rights shall be granted after that date.

        12. ADJUSTMENT IN SHARES COVERED BY PLAN. If any change is made in the stock subject to the Plan, or subject to any option granted under the Plan, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, rights offerings, change in the corporate structure of the Bank, or otherwise appropriate adjustment shall be made as to the maximum number of shares and prices per share of stock subject to outstanding options.

        13. OTHER TERMS. Any option granted hereunder shall contain such other and additional terms not inconsistent with the terms of this Plan, which are deemed necessary or desirable by the Board of Directors, the Stock Option Committee, or by legal counsel to the Bank.

        14. EFFECTIVE DATE OF PLAN AND SHAREHOLDER APPROVAL. The effective date of the Plan is January 13, 1989, the date of its approval by the Board. It was approved by shareholders March 28, 1989 with subsequent amendments approved by the shareholders on June 16, 1992 and December 8, 1993.